SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported)	December 29, 2006

ADUDDELL INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Oklahoma	000-24684	73-1587867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 N.W. Expressway Oklahoma City, Oklahoma 73118
(Address of principal executive offices) (Zip Code)

(405) 810-2969
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be Included in the Report

Item 1.01	Entry into a Material Definitive Agreement.

On December 29, 2006, Aduddell Industries, Inc. (the “Company”) and Greg Hayden entered into a Stock Purchase Agreement (the “Agreement”) pursuant to which the Company will acquire all of the issued and outstanding capital stock of Hayden Building Maintenance Corporation. (“Hayden”) and Hudson Valley Roofing and Sheet Metal, Inc. (“Hudson”), both New York corporations.

Pursuant to the terms of the Agreement, the Company will acquire from Greg Hayden all shares of Hayden and Hudson common stock issued and outstanding prior to the Closing for an aggregate consideration of:

(i)	Six Million Dollars ($6,000,000), $250,000 of which was paid as a non-refundable deposit;

(ii)

a number of shares of common stock of the Company equal to $3,000,000 divided by the average of the closing sales prices for the 30 trading days preceding the Closing Date (but not less than $1.00), less the shares escrowed pursuant to (iii) below,

(iii)

a share certificate for a number of shares of common stock of the Company equal to $600,000 based on the criteria defined in (ii) above will be deposited in escrow with a bank as security for indemnity obligations of Greg Hayden; and

(iv)

the Company shall deliver to Greg Hayden an additional Three Million Dollars ($3,000,000) subject to the adjustments as set forth below (but the payment for each year will in no event be less than $400,000), in payments of $1,000,000 dollars on January 31 of each of the years 2008, 2009 and 2010.

The payments under (iv) above will be made if the Company has revenue of at least $30,000,000 and EBITDA (earnings before interest, taxes, depreciation and amortization) of at least $3,000,000, annually commencing with 2007. A shortfall in achieving the revenue and EBITDA target will result in the reduction of the additional payment for that year by the same percentage that the ratio that actual revenue and EBITDA bears to the revenue and EBITDA target. If Greg Hayden disputes the amounts as calculated by the Company, Greg Hayden shall promptly give the Company notice, and Greg Hayden and the Company shall each appoint a certified public accountant, the two shall appoint a third and they shall have thirty (30) days to determine the amounts by majority vote.

The Closing of the Agreement is subject to customary conditions to closing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADUDDELL INDUSTRIES, INC.

/s/ Reggie Cook
Reggie Cook

Chief Financial Officer and Secretary

January 8, 2007

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